Stock Option Exchange Program Employee Communication August, 2010 Exhibit (a)(1)(j)

CONFIDENTIAL - Copyright © 2010 Silicon Image, Inc.

Terms of the Offer
Summary -
Value-for-value exchange of underwater stock options for restricted stock units (“RSUs”)
Eligible Employees
– Any employee of Silicon Image holding eligible options,
except Board members, Named Executive Officers and our Chief Financial Officer
Eligible Outstanding Options
– Outstanding options having per share exercise
price higher than greater of (i) 150% of Company’s stock price on the date of exchange ($6.63) or (ii) Company’s 52-week high stock price ($4.60)
Exchange Ratio
- Exchange ratios designed to result in fair value of replacement
RSUs approximating fair value of exchanged options (valuation assumptions as of start date of exchange program – 8/04/2010)

CONFIDENTIAL - Copyright © 2010 Silicon Image, Inc.

Terms of the Offer cont’d
Vesting of New RSUs
-
The vesting period of the RSUs will be:
•For all employees except Vice Presidents:
–
One year
- for all RSUs received in exchange for eligible options
that are vested as of August 31, 2010, with 100% vesting on the first anniversary of the RSU grant date.
–
Two years
- for all RSUs received in exchange for eligible options
that are unvested as of August 31, 2010, with 50% vesting on the first anniversary of the RSU grant date and 50% vesting on the second anniversary of the RSU grant date.
•For Vice Presidents: two years -
for all RSUs received in exchange for
eligible options, whether vested or unvested at the time of exchange, with
50% vesting on the first anniversary of the RSU grant date and 50%
vesting on the second anniversary of the RSU grant date.
All RSUs will begin to vest on the RSU grant date. (approx. Sept. 1, 2010)

CONFIDENTIAL - Copyright © 2010 Silicon Image, Inc.
Exchange Ratios
•
Options for RSUs
•
Calculated on 08/03/10 at close of market
•
Threshold Price:  $6.63
– (150% of closing price on 08/03/10 of $4.42)
Exercise Price Range Exchange Ratio
$6.64 - $9.00 2.90
$9.01 - $11.00 3.35
$11.01 - $14.00 4.10
$14.01 - $17.01 5.15
Value for Value Exchange:
The exchange ratios have been established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios were based on the fair value of the eligible options within the relevant grouping. The exchange ratios were established in a manner intended to result in the issuance of new RSUs that have a fair value approximately equal to the fair value of the surrendered eligible options they replace.

CONFIDENTIAL - Copyright © 2010 Silicon Image, Inc.

Example
Grant 1
# of Options Price Vested Unvested
1,000 $12.03 750 250
Exchange Ratio: 4.10
# of RSUs received in Exchange 1-yr Vest 2-yr Vest
244 183 61

CONFIDENTIAL - Copyright © 2010 Silicon Image, Inc.

Questions & Answers
Q: Why is SIMG offering this Exchange: Purpose of this offer?
A: The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards.
Q: What is the procedure for electing to exchange?
A: If you are eligible to participate in the exchange, you have received an email from
optionforrsu.exchange@siliconimage.com on the commencement of the offer, directing you to the offer website to make your election online.
Q: Am I required to participate in the exchange?
A: No. Participation in this offer is completely voluntary.
Q: If I participate in this offer, do I have to exchange all of my eligible options?
A: No. You may pick and choose which of your outstanding eligible options you wish to exchange on a grant-by-grant basis. Note that you must exchange ALL options in a particular grant, you cannot exchange part of a grant, unless you are a vice president.
If you are a vice president, your participation in
the offer is limited such that you may not tender more than 50% of your eligible options for exchange. In order to comply with this limitation on your participation in the offer, you will be permitted to exchange less than all outstanding eligible options subject to a particular option grant.
Q: When will I receive the RSUs?
A: The RSU grant date will be the trading day immediately after the cancellation date, which we expect to be September 1, 2010.

CONFIDENTIAL - Copyright © 2010 Silicon Image, Inc.

Questions & Answers
Q: When will my exchanged options be cancelled?
A: Your exchanged options will be cancelled following the expiration of the offer on the same calendar day as the expiration date. We expect that the cancellation date will be Aug 31, 2010.
Q: Once I surrender my exchanged options, is there anything I must do to receive the RSUs?
A: Yes. To receive your new RSUs, you must accept the notice of grant of RSUs and RSU agreement provided to you through our E*Trade system.
Q: Can I exchange Silicon Image common stock that I acquired upon a prior exercise of Silicon Image options?
A: No. This offer relates only to outstanding eligible options to purchase shares of Silicon Image common stock.
Q: If there are changes to the offer or if the offer is extended, how will I be notified?
A: If there are changes to the offer or if offer the offer is extended, we will issue a press release, e-mail or other form of written communication disclosing the change.
Q: Can I change my mind and withdraw from this offer?
A: Yes. You may change your mind after you have submitted an election and withdraw some or all of your eligible options (on a grant-by-grant basis) from the offer at any time before the expiration date, August 31, 2010.
Q: How do I change my election?
A: Access the offer website at https://siliconimage.equitybenefits.com and complete a new electronic election form, before August 31, 2010.

CONFIDENTIAL - Copyright © 2010 Silicon Image, Inc.

Contact Information
offer website at https://siliconimage.equitybenefits.com
You should direct questions about this offer to Thao Dinh, our
Global Compensation Manager, at thao.dinh@siliconimage.com or call (408) 616-4144.
You should direct requests for additional copies of this Offer to
Exchange and the other offer documents to Michael Macalintal at
michael.macalintal@siliconimage.com or call (408) 616-4051.